ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES


                           Ratio of Earnings to Fixed Charges
                               Twelve Months Ended
                             (Thousands of Dollars)

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                                          YEAR        YEAR           YEAR          YEAR       YEAR
                                          1995        1996           1997          1998       1999


Earnings
     Net Income                            $38,573     $46,303        $29,706    $44,968       $14,726
     Federal Income Tax                     22,769      24,294         22,316     22,836        38,064
     State Income                              373         392            368      2,041         2,037
     Tax
                                         ----------   ---------     ----------  ---------    --------

            Total Earnings Before           61,715      70,989         52,390     69,845        54,827
            Federal Income Tax

Fixed Charges*                              33,907      31,660         32,970     34,468        32,871
                                         ----------  ---------     ----------   ---------     --------
            Total Earnings Before Federal Income
            Tax
               and Fixed                   $95,622     $102,649       $85,360    $104,313       $87,698
            Charges
                                         ==========   =========     ==========  =========     ========



     * Fixed
     Charges

     Interest on                           $26,620    $24,221        $23,216     $23,867       $26,326
     Long-Term Debt
     Amortization of Debt Discount,          1,394      1,462          1,521       1,138         1,208
     Premium and Expense
     Other                                   5,893      5,977          8,233       9,463         5,337
     Interest
                                         ----------  ---------     ----------   ---------      --------

            Total Fixed Charges            $33,907    $31,660       $32,970      $34,468        $32,871
                                         ==========   =========    ==========   =========      ========



     Ratio of Earnings to                     2.82        3.24         2.59       3.03            2.67
     Fixed Charges
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